Exhibit 99.1

FOR IMMEDIATE RELEASE

Polar Molecular Holding Corporation Announces a 56% Increase In Revenues For Q3, 2005

Wednesday November 9, 8:30 am ET

DENVER—(BUSINESS WIRE)—Nov. 9, 2005—Polar Molecular Holding Corporation (Pink Sheets:POMH - News) announced today a 56% increase in gross revenues for Q3, 2005 from its wholly owned subsidiary, Polar Molecular Corporation and its proprietary fuel additive technology, DurAlt® FC. Polar’s gross revenues for the quarter just ended have been increasing monthly and totaled $273,000 compared with total gross revenues of $154,000 in the quarter ending September 30, 2004.

“Since U.S. fuel prices have been soaring, Polar has been seeking to increase sales of DurAlt FC, its proprietary fuel additive technology, in the secondary market for consumers and fleet operators in North America,” stated Mark Nelson, CEO of Polar Molecular. “Due to high fuel prices and a combined market effort by Polar and its distributors, sales of Polar’s proprietary fuel additive technology have now taken off in North America. Based on forecasts provided by our distributors and the level of revenues being achieved in our joint marketing and sales efforts, it is possible for Polar to achieve profitability in 2006 based upon the anticipated secondary market revenues in North America alone.”

DurAlt® is Protected for Application in Gasoline, Diesel Fuel and Heating Oils, and in combination with detergent additive packages, by 40 current U.S. and Foreign Patents extending to 2022. Polar also has 14 U.S. and Foreign Trademarks, and 7 New Combination Patent Applications, combining DurAlt® with Leading Additives Technologies including bio-diesel and ethanol. DurAlt® has been independently tested and/or validated by organizations which include TotalFinaElf (the largest oil company in Europe), Ford Motor Company, Harley-Davidson Motor Company, Phillips Petroleum, Mercury Marine and others.

About Polar Molecular Holding Corporation

Polar Molecular Holding Corporation is the parent of Polar Molecular Corporation. Polar Molecular Corporation develops and sells a proprietary line of fuel conditioners for gasoline, diesel fuel and industrial heating oils under the trademarked name DurAlt®. DurAlt® products provide up to an 8-12% increase in fuel economy, up to 60% decrease in emissions, reduced engine octane requirement (3-5 octane numbers), a 2 number increase in Diesel fuel cetane rating, and up to a 20% decrease in engine maintenance.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties including, but not limited to, the impact of competitive products, the ability to meet customer demand, the ability to manage growth, acquisitions of technology, equipment, or human resources, the effect of economic and business conditions, and the ability to attract and retain skilled personnel. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Polar Molecular Holding Corporation

Mark Nelson, 303-221-1908